UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 2006

ANGIODYNAMICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50761	11-3146460
(Commission File Number)	(IRS Employer Identification No.)

603 Queensbury Avenue, Queensbury, New York	12804
(Address of Principal Executive Offices)	(Zip Code)

(518) 798-1215
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On July 12, 2006, AngioDynamics, Inc. (“AngioDynamics”) entered into an amendment (“Amendment”) to its Supply and Distribution Rights Agreement dated October 17, 2005 (the “Agreement”) with Bioniche Pharma Group Limited (“Bioniche”). A description of the material terms and conditions of the Agreement are set forth in Item 1.01 of the Current Report on Form 8-K filed by AngioDynamics on October 19, 2005. On July 13, 2006, AngioDynamics issued a press release announcing its entry into the Amendment, a copy of which is filed as Exhibit 99.1 to this report.

The Amendment effects the following material changes to the Agreement:

1)

The Amendment expands the “Field” (i.e., the persons for whom AngioDynamics is to have co-exclusive (with Bioniche) marketing rights and exclusive distribution rights in the United States for Bioniche’s sodium tetradecyl sulfate product (“Product”)) beyond the categories of physicians initially defined as the Field to include all “persons,” which may include hospital pharmacies, group purchasing organizations and wholesalers, as well as any physicians in the United States, for use in the treatment of varicose veins or other vascular indications. Within 21 days after the date of execution of the Amendment, Bioniche and its affiliates are to take all reasonable commercial efforts to terminate any existing relationships or outstanding commitments with all other persons relating to the sale and/or distribution of Product in the United States. If, after such time, Bioniche or its affiliates are required to deliver Product to third persons for sale and/or use in the United States, all such deliveries are to be credited towards AngioDynamics’ minimum purchase requirements and towards its “run rates,” as described in Item 4, below, as well as against the $3,600,000 payment required to be made in the second contract year, as described in Item 2, below.

2)

The Amendment adds a requirement that AngioDynamics purchase a minimum of $3,600,000 of Product in the second contract year (i.e., the period July 1, 2006 through June 30, 2007). If AngioDynamics fails to do so it is required to pay Bioniche the difference between $3,600,000 and the amount paid by AngioDynamics for Product in that contract year.

3)

The Amendment adds the requirement that AngioDynamics make three milestone payments due 30 days after achieving certain cumulative sales of Product. Payments of $500,000, $1,000,000 and $1,000,000 are due upon achieving cumulative sales of $10,000,000, $25,000,000 and $50,000,000, respectively. Upon making each milestone payment, AngioDynamics will have the right to extend the initial term of the Agreement (which ends on June 30, 2012) for one year (upon making the first milestone payment) and two years (upon making each of the second and third milestone payments). If AngioDynamics should lose any of its exclusive distribution rights under the

Agreement, as amended, any milestone payments not yet made would not be required to be made. In addition, if AngioDynamics should lose any of its exclusive distribution rights for the expanded Field, as described in Item 4, below, and Bioniche appoints another exclusive distributor for the expanded Field, any such milestone payments previously made would be returned to AngioDynamics.

4)

The Amendment adds a requirement that AngioDynamics achieve certain monthly levels of commercial sales, or “run rates,” during the third, fourth and fifth contract years, as well as increasing the minimum annual purchase requirements for those contract years. Failure to achieve such sales levels for any three consecutive months will result in the loss of AngioDynamics’ exclusive distribution rights under the Agreement for the expanded Field, but not for the physicians that initially comprised the Field under the Agreement. Similarly, failure to make the new minimum annual purchases in any such contract year, unless cured as provided in the Agreement, will result in a loss of exclusive rights under the Agreement for the expanded Field, but not for the initial Field, provided AngioDynamics continues to meet the minimum annual purchase requirements set forth initially in the Agreement.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
	99.1	Press release dated July 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2006	ANGIODYNAMICS, INC.

(Registrant)

By:  /s/ Joseph G. Gerardi

Joseph G. Gerardi

Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Press release dated July 13, 2006.